Exhibit 4(a)

[EXECUTION COPY]

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

dated as of

April 30, 2008

among

TUCSON ELECTRIC POWER COMPANY,
as Borrower,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as Issuing Bank,

UNION BANK OF CALIFORNIA, N.A.,
as Syndication Agent,

ABN AMRO BANK N.V., SUNTRUST BANK and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES INC.
and
UNION BANK OF CALIFORNIA, N.A.,
as Co-Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

i

Page

ii

Page

SCHEDULES:

Schedule 1.01	--	Pricing Schedule
Schedule 2.01	--	Revenue Bond Commitments
Schedule 4.01(g)	--	Existing Indebtedness

EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	Form of Bond Delivery Agreement
Exhibit C	--	Form of Revenue Bond Pledge Agreement
Exhibit D	--	Form of Supplemental Indenture
Exhibit E-1	--	Form of Opinion of Raymond S. Heyman, Esq., General Counsel for the Borrower
Exhibit E-2	--	Form of Opinion of Thelen Reid Brown Raysman & Steiner LLP, New York counsel for the Borrower
Exhibit E-3	--	Form of Opinion of Rodey, Dickason, Sloan, Akin & Robb, PA, special New Mexico counsel for the Borrower
Exhibit F	--	Form of Revenue Bond Letter of Credit
Exhibit G	--	Form of Letter of Credit Application

iii

This LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of April 30, 2008, is entered into by and among TUCSON ELECTRIC POWER COMPANY, an Arizona corporation, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Issuing Bank, UNION BANK OF CALIFORNIA, N.A., as Syndication Agent, ABN AMRO BANK N.V., SUNTRUST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

The Borrower has requested the Issuing Bank and the Lenders to provide the letter of credit facility hereinafter described in the amount and on the terms and conditions set forth herein.  The Issuing Bank and the Lenders have so agreed on the terms and conditions set forth herein, and the Administrative Agent has agreed to act as agent for the Issuing Bank and the Lenders on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ACC” means the Arizona Corporation Commission.

“ACC Order” means the Opinion and Order (Decision No. 69946) of the ACC issued on October 30, 2007 in Docket No. E-01933A-07-0080.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Issuing Bank and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Co-Documentation Agents, the Syndication Agent and the Administrative Agent.

“Aggregate Commitments” means the total of the Lenders’ Revenue Bond Commitments hereunder.  The Aggregate Commitments shall in no event exceed $132,528,000.00.

“Agreement” means this Letter of Credit and Reimbursement Agreement, dated as of April 30, 2008, by and among the Borrower, the Lenders from time to time party hereto, the Issuing Bank, the Co-Documentation Agents, the Syndication Agent and the Administrative Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” has the meaning provided in Section 3.16(a).

“Applicable Margin” means, for any day, with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable percentage per annum determined in accordance with the Pricing Schedule attached hereto as Schedule 1.01.

“Applicable Percentage” means, for any Lender on any date of determination, the percentage obtained by dividing such Lender’s Revenue Bond Commitment on such date by the total of the Revenue Bond Commitments on such date, and multiplying the quotient so obtained by 100%; provided, that in the event that the Revenue Bond Commitments have been terminated, each Lender’s Applicable Percentage shall be calculated on the basis of the Revenue Bond Commitments in effect immediately prior to such termination, after giving effect to any assignments.

“Applicable Rate” means:

(i)           in the case of each ABR Loan, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time; and

(ii)           in the case of each Eurodollar Loan, a rate per annum during each Interest Period equal at all times to the sum of the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers” means J.P. Morgan Securities Inc. and Union Bank of California, N.A., as co-lead arrangers and joint book runners for the credit facility established by this Agreement.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bond Delivery Agreement” means, collectively, each Bond Delivery Agreement between the Borrower and the Administrative Agent, substantially in the form of Exhibit B, executed and delivered pursuant to the terms of this Agreement in connection with any issuance of Collateral Mortgage Bonds.

“Bond Purchase Agreement” means, with respect to any Revenue Bond Letter of Credit, the Bond Purchase Agreement in respect of the Revenue Bonds that are supported by, and referenced in, such Revenue Bond Letter of Credit.

“Borrower” means Tucson Electric Power Company, an Arizona corporation.

“Borrowing” means Revenue Bond Loans of the same Type, made (or deemed made), converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in New York City or Chicago, Illinois are authorized or required by law to remain closed or (ii) a day that the New York Stock Exchange is closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Investment” of any Person means the aggregate outstanding capitalized amount of Capital Lease Obligations of the Borrower and the Consolidated Subsidiaries that are owned by such Person and in respect of which such Person has the right to receive all future payments to be made.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change in Control” means the failure of UniSource Energy to own and control, of record and beneficially, directly or indirectly, Capital Stock of the Borrower representing 100% of the aggregate ordinary voting power of the Borrower, free and clear of all Liens.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means ABN AMRO Bank N.V., SunTrust Bank and Wells Fargo Bank, National Association, in their capacity as co-documentation agents for the Lenders.

“Collateral” means the Collateral Mortgage Bonds and any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Mortgage Bonds” means one or more new series of Mortgage Bonds, substantially in the form attached to a Supplemental Indenture, issued by the Borrower after the Effective Date pursuant to the terms of this Agreement and such Supplemental Indenture and delivered to the Administrative Agent pursuant to a Bond Delivery Agreement.

“Commitment Fee Rate” means, for any day, the applicable percentage per annum determined in accordance with the Pricing Schedule attached hereto as Schedule 1.01.

“Consolidated EBITDA” means, for any fiscal period, with respect to the Borrower and the Consolidated Subsidiaries, Consolidated Net Income for such period plus, to the extent deducted in computing such Consolidated Net Income, without duplication, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) any extraordinary or non-recurring losses and (e) other noncash items reducing Consolidated Net Income, minus, to the extent added in computing such Consolidated Net Income, without duplication, the sum of (i) interest income, (ii) any extraordinary or non-recurring gains and (iii) other noncash items increasing Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP; provided, however, that if (and only if) the definition of “Consolidated EBITDA” contained in the Existing Credit Agreement is amended pursuant to Section 9.02(b) thereof to provide that up to $69,000,000 of any refund of the Borrower’s fixed “competition transition charges” collected in 2008 will not be subtracted from Consolidated EBITDA (as defined in the Existing Credit Agreement), the definition of Consolidated EBITDA contained herein shall be automatically amended (without further action by any of the parties hereto), effective as of the date of such amendment to the Existing Credit Agreement, to provide that such refunds, in an aggregate amount not to exceed $69,000,000, will not be subtracted from Consolidated EBITDA (provided, that such amendment to the definition of Consolidated EBITDA contained herein shall be subject to the same conditions, limitations and exceptions, if any, as are contained in the amendment to the Existing Credit Agreement).

“Consolidated Interest Expense” means, for any fiscal period, the aggregate of all payments by the Borrower and the Consolidated Subsidiaries for such period that, in accordance with GAAP, are or should be included in “interest paid, net of amounts capitalized” and “capital lease interest paid” reflected in the statement of cash flows for the Borrower and the Consolidated Subsidiaries, less the amount of capital lease interest income paid to the Borrower or any Consolidated Subsidiary for such period that is not reflected in Consolidated EBITDA for such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any fiscal period, net income of the Borrower and the Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means, at any date, each Subsidiary the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Consolidated Total Indebtedness” means, as of the last day of any fiscal quarter, (a) the sum (without duplication) for the Borrower and the Consolidated Subsidiaries as of such day of (i) the aggregate outstanding principal amount of the Loans and LC Disbursements, (ii) the aggregate outstanding principal amount of other Indebtedness for borrowed money (including Guarantees thereof), (iii) the principal amount of all obligations in respect of Hedging Agreements of the Borrower and the Consolidated Subsidiaries (computed as set forth in the penultimate sentence of the definition of “Material Indebtedness”) and (iv) the aggregate outstanding capitalized amount of Capital Lease Obligations, minus (b) the sum (without duplication) as of such day of (i) the aggregate outstanding capitalized amount of the Capital Lease Investments of the Borrower and the Consolidated Subsidiaries as of such day and (ii) to the extent included in clause (a)(ii) above, any Treasury Indebtedness of the Borrower and the Consolidated Subsidiaries as of such day, all as determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, such Lender’s Revenue Bond Credit Exposure at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosure Documents” means (i) the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, and (ii) the Current Reports on Form 8-K of the Borrower as filed with, or furnished to, the Securities and Exchange Commission on February 21, 2008, February 29, 2008, March 5, 2008, March 24, 2008, April 21, 2008 and April 24, 2008.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice of its intent to institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA or the providing of notice by a plan administrator of the intent to terminate any Plan under Section 4041 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15(b)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.13(d).

“Executive Order” has the meaning provided in Section 3.16(a).

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 11, 2006, among the Borrower, the lenders named therein and from time to time party thereto, the issuing banks party thereto, The Bank of New York and JPMorgan Chase, as co-syndication agents, Wells Fargo Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, and Union Bank of California, N.A., as administrative agent.

“Fair Value” means, with respect to any assets or property owned by the Borrower or any of the Consolidated Subsidiaries, the fair market value thereof as determined from time to time by the Board of Directors (or a duly constituted committee thereof) of the Borrower or such Consolidated Subsidiary in good faith.

“Federal Funds Effective Rate” means, for any day, the rate determined by the Administrative Agent to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago, Illinois time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for the sale to the Administrative Agent at face value of Federal funds in an amount equal or comparable to the principal amount for which such rate is being determined.

“Fee Letter” means that certain letter agreement, dated the date hereof, among the Borrower, the Administrative Agent, the Issuing Bank and the Arrangers.

“Final Termination Date” means April 30, 2011.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means (a) with respect to the determination of the Commitment Fee Rate during the period from the Effective Date through and including the first date on which Collateral Mortgage Bonds are delivered to the Administrative Agent pursuant to the terms of this Agreement, the long-term, senior unsecured Indebtedness of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement, and (b) otherwise, the long-term, senior secured Indebtedness of the Borrower issued under the Mortgage Indenture that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Loan in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, commencing with June 30, 2008, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (which initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing) and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Issuing Bank” means JPMorgan Chase, in its capacity as the issuer of Letters of Credit hereunder, and each of its successors in such capacity as provided in Section 2.02(j).

“JPMorgan Chase” means JPMorgan Chase Bank, N.A., a national banking association.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Revenue Bond Letter of Credit.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any Revenue Bond Letter of Credit issued pursuant to this Agreement.

“Letter of Credit Final Issuance Date” means the earlier to occur of (a) September 30, 2008 and (b) the date of the termination of the Revenue Bond Commitments.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period would be offered to the Administrative Agent in the London interbank market at approximately 12:00 noon, London time, on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lien of the Mortgage Indenture” has the meaning assigned to the phrases “Lien of this Indenture” and “lien hereof” in the Mortgage Indenture.

“Loan Documents” means (a) this Agreement, (b) any promissory notes delivered pursuant to Section 2.06(e), (c) the Fee Letter and (d) upon the execution and delivery thereof pursuant to the terms of this Agreement, each Bond Delivery Agreement, each Supplemental Indenture, the Collateral Mortgage Bonds, the Revenue Bond Pledge Agreements and the other Security Documents.

“Loans” means the Revenue Bond Loans made (or deemed made) by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operations, business or prospects of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or the Mortgage Indenture or (c) the rights of or benefits available to the Lenders under any Loan Document or the Mortgage Indenture.

“Material Indebtedness” means Indebtedness (other than the Loans, LC Disbursements and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Significant Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.  “Material Indebtedness” shall not include at any time any Indebtedness that is non-recourse to the Borrower and its Significant Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage Bonds” means the Borrower’s Mortgage Bonds issued under the Mortgage Indenture.

“Mortgage Indenture” means the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, between the Borrower and The Bank of New York (as successor in trust to Bank of Montreal Trust Company), as trustee, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations” means (a)(i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and LC Disbursements, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each other payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement and the other Loan Documents; and (b) the due and punctual performance of all other covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPD Repayment Date” has the meaning assigned to such term in Section 2.02(f)(ii).

“Prime Rate” means the rate of interest announced by JPMorgan Chase from time to time as its prime commercial rate for U.S. dollar loans, or equivalent, as in effect on such day, with any change in the Prime Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate.  Such prime commercial rate is set by JPMorgan Chase as a general reference rate of interest, taking into account such factors as JPMorgan Chase may deem appropriate, it being understood that many of JPMorgan Chase’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that JPMorgan Chase may make various commercial or other loans at rates of interest having no relationship to such rate.

“Purchase Price Disbursement” has the meaning assigned to such term in Section 2.02(f)(ii).

“Rating Agencies” means each of Moody’s and S&P.

“Register” has the meaning set forth in Section 9.04(c).

“Regulation D” means Regulation D of the Board as in effect from time to time.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remarketing Agreement” means, with respect to any Revenue Bond Letter of Credit, the Remarketing Agreement in respect of the Revenue Bonds that are supported by, and referenced in, such Revenue Bond Letter of Credit.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Aggregate Commitments representing a majority of the sum of the total Credit Exposures and the total unused Aggregate Commitments at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower.

“Revenue Bond Commitment” means, with respect to each Lender, the commitment of such Lender to participate in the Revenue Bond Letters of Credit and all LC Disbursements and to make Revenue Bond Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revenue Bond Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revenue Bond Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revenue Bond Commitment, as applicable.  The initial aggregate amount of the Revenue Bond Commitments is $132,528,000.00.

“Revenue Bond Credit Exposure” means, at any time, the sum of (a) the aggregate outstanding principal amount of Revenue Bond Loans at such time plus (b) the Revenue Bond LC Exposure at such time.  The Revenue Bond Credit Exposure of any Lender at any time shall be its Applicable Percentage of the total Revenue Bond Credit Exposure at such time.

“Revenue Bond Documents” has the meaning set forth in Section 4.02(c) hereof.

“Revenue Bond Indenture” means, with respect to any Revenue Bond Letter of Credit, the Revenue Bond Indenture, as amended and supplemented from time to time, in respect of the Revenue Bonds that are supported by, and referenced in, such Revenue Bond Letter of Credit.

“Revenue Bond LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Revenue Bond Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The Revenue Bond LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Revenue Bond LC Exposure at such time.

“Revenue Bond Letters of Credit” means the letters of credit issued pursuant to Section 2.02(a).

“Revenue Bond Loan” has the meaning set forth in Section 2.02(f)(iii) hereof.

“Revenue Bond Loan Agreement” means, with respect to any Revenue Bond Letter of Credit, the Revenue Bond Loan Agreement in respect of the Revenue Bonds that are supported by, and referenced in, such Revenue Bond Letter of Credit.

“Revenue Bond Pledge Agreement” means, individually, any pledge agreement in substantially the form of Exhibit C and otherwise satisfactory to the Issuing Bank and the Administrative Agent.  “Revenue Bond Pledge Agreements” means, collectively, all Revenue Bond Pledge Agreements.

“Revenue Bonds” means, with respect to any Revenue Bond Letter of Credit, the industrial development revenue bonds issued for the benefit of the Borrower that are supported by, and referenced in, such Revenue Bond Letter of Credit.

“Revenue Bond Trustee” means, with respect to any Revenue Bond Letter of Credit, the trustee and/or agent, as applicable, named in such Revenue Bond Letter of Credit’s Revenue Bond Indenture, and any successor or assign thereof.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“San Carlos” means San Carlos Resources Inc., an Arizona corporation.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Security Documents” means (a) the Mortgage Indenture, (b) upon the execution and delivery thereof pursuant to the terms of this Agreement, each Supplemental Indenture, the Collateral Mortgage Bonds, each Bond Delivery Agreement and each Revenue Bond Pledge Agreement, and (c) each other security agreement or other instrument or document executed and delivered pursuant to Section 4.02(c) or 5.10 or pursuant to any of the foregoing documents to secure any of the Obligations.

“Significant Subsidiary” means (a) San Carlos, (b) any Subsidiary that directly or indirectly owns or Controls any other Significant Subsidiary and (c) any other Subsidiary of the Borrower whose direct or indirect proportionate share of consolidated total assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 was greater than or equal to 15% of the consolidated total assets as of such date of the Borrower and the Consolidated Subsidiaries, taken as a whole.  For purposes of making the determinations required by this definition, revenues and assets of foreign Subsidiaries shall be converted into dollars at the rates used in preparing the consolidated balance sheet of the Borrower included in the applicable financial statements.

“Solvent” means, with respect to any Person, as of any date of determination, that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Supplemental Indenture” means each Supplemental Indenture under the Mortgage Indenture, substantially in the form of Exhibit D, executed and delivered by the Borrower and The Bank of New York (as successor in trust to Bank of Montreal Trust Company), as trustee, in connection with the issuance of any Collateral Mortgage Bonds pursuant to the terms of this Agreement.

“Syndication Agent” means Union Bank of California, N.A., in its capacity as syndication agent for the Lenders.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the issuance of Collateral Mortgage Bonds to the Administrative Agent under any Supplemental Indenture and the corresponding Bond Delivery Agreement, the borrowing of Revenue Bond Loans and the use of the proceeds thereof.

“Treasury Indebtedness” means, with respect to any Person, the aggregate outstanding principal amount of Indebtedness of such Person and its subsidiaries that is owned by such Person or its subsidiaries and in respect of which such Person or one or more of its subsidiaries has the right to receive, pursuant to the terms of such Indebtedness, all future principal, interest and other payments to be made with respect thereto.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UniSource Energy” means UniSource Energy Corporation, an Arizona corporation.

“Utility Business” means the business of producing, developing, generating, transmitting, distributing, selling or supplying electrical energy for any purpose, or any business incidental thereto or necessary in connection therewith, or any business reasonably desirable in connection therewith which the ACC or other utility regulatory body shall have authorized the Borrower to enter.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof (including the effects of the application or discontinuance of the application of accounting for the effects of regulation to all or any portion of the Borrower’s operations) to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05.  Pro Forma Calculations.  All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall (a) include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, and (b) be certified to by a Financial Officer as having been prepared in good faith based upon assumptions believed to be reasonable.

ARTICLE II
The Credits

SECTION 2.01.  Loans and Borrowings.

(a)           Subject to Section 2.10, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided, however, that notwithstanding the foregoing or any other provision contained herein, each Revenue Bond Loan shall initially bear interest at the Applicable Rate for ABR Loans, and thereafter, subject to Section 2.10, may be converted or continued pursuant to Section 2.04.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of three (3) Eurodollar Borrowings outstanding.

(c)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Final Termination Date.

SECTION 2.02.  Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Revenue Bond Letters of Credit, for its own account, during the period from the Effective Date through and including the Letter of Credit Final Issuance Date, substantially in the form of Exhibit F or such other form reasonably acceptable to the Administrative Agent and the Issuing Bank.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Revenue Bond Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Issuance and Amendment.  i)  To request the issuance of a Revenue Bond Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (no less than five (5) Business Days in advance of the requested date of issuance) a notice requesting the issuance of a Revenue Bond Letter of Credit and specifying the date of issuance (which shall be a Business Day), the date on which such Revenue Bond Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Revenue Bond Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Revenue Bond Letter of Credit. The Administrative Agent shall, promptly after its receipt thereof, distribute a copy of each such notice to the Lenders.  The Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form attached hereto as Exhibit G in connection with any request for a Revenue Bond Letter of Credit.  Upon the issuance of any Revenue Bond Letter of Credit, the Issuing Bank shall provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders.

(ii)           Any Revenue Bond Letter of Credit may be amended by the Issuing Bank, or replaced with a new Revenue Bond Letter of Credit issued by the Issuing Bank, at the request of the Borrower and with the consent of the Administrative Agent; provided, that no such amendment or replacement shall increase the stated amount of a Revenue Bond Letter of Credit or extend the expiration date thereof beyond the last permissible date referred to in paragraph (d) below.  To request an amendment to or replacement of an outstanding Revenue Bond Letter of Credit, the Borrower shall hand deliver or telecopy to the Issuing Bank and the Administrative Agent (no less than five (5) Business Days in advance of the requested date of amendment or replacement, as the case may be) a notice identifying the Revenue Bond Letter of Credit to be amended or replaced (as the case may be) and specifying the number of such Revenue Bond Letter of Credit, the date of amendment or replacement (which shall be a Business Day), the amount of such Revenue Bond Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to amend or replace (as the case may be) such Revenue Bond Letter of Credit.  The Administrative Agent shall, promptly after its receipt thereof, distribute a copy of each such notice to the Lenders.  The Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form attached hereto as Exhibit G in connection with any request for the replacement of a Revenue Bond Letter of Credit.  Upon the amendment or replacement of any Revenue Bond Letter of Credit, the Issuing Bank shall provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders.

(c)           Limitation of Amount.  A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, the Revenue Bond Credit Exposure shall not exceed the aggregate amount of the Revenue Bond Commitments.  In addition, the aggregate stated amount of all Revenue Bond Letters of Credit issued pursuant to this Agreement shall not exceed the Aggregate Commitments (it being understood and agreed that, upon the issuance of any Revenue Bond Letter of Credit, the aggregate stated amount of all Revenue Bond Letters of Credit that may thereafter be issued pursuant to this Agreement shall not exceed the excess of (i) the Aggregate Commitments over (ii) the aggregate stated amount of all Revenue Bond Letters of Credit issued pursuant to this Agreement).

(d)           Expiration Date.  Each Revenue Bond Letter of Credit shall expire not later than the close of business on the Final Termination Date.

(e)           Participations of Lenders.  On the date of issuance of each Revenue Bond Letter of Credit, without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Revenue Bond Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Revenue Bond Letter of

Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f)(i) of this Section (without giving effect to paragraph (f)(ii) of this Section), or of any reimbursement payment in respect of an LC Disbursement required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Revenue Bond Letters of Credit pursuant to this paragraph (e) is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revenue Bond Letter of Credit or the occurrence and continuance of a Default or the reduction or termination of the Revenue Bond Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  For the avoidance of doubt, the parties hereto acknowledge and agree that the funding by a Lender of its participation interest in any LC Disbursement shall not constitute a reimbursement by the Borrower of such LC Disbursement.

(f)           Reimbursement.  ii)  If the Issuing Bank shall make any LC Disbursement, the Borrower shall, except as provided in paragraph (ii) below, reimburse such LC Disbursement by paying to the Administrative Agent (for the account of the Issuing Bank) an amount equal to such LC Disbursement not later than 1:00 p.m., Chicago, Illinois time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Chicago, Illinois time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Chicago, Illinois time, on the Business Day immediately following the day that the Borrower receives such notice.

(ii)           In the case of any LC Disbursement to fund the payment of the purchase price (to the extent such purchase price is attributable to the principal of a Revenue Bond) of any Revenue Bond that the Borrower is unable to remarket prior to the day on which payment of the purchase price of such Revenue Bond is due to the holder or owner thereof (a “Purchase Price Disbursement”), the Borrower shall reimburse such Purchase Price Disbursement (to the extent not reimbursed by a Revenue Bond Loan pursuant to paragraph (iii) below) on or prior to the earliest to occur of (A) the Final Termination Date, (B) the date on which such Revenue Bond is redeemed or cancelled pursuant to the applicable Revenue Bond Indenture, (C) the date on which such Revenue Bond is remarketed pursuant to the applicable Revenue Bond Indenture, and (D) the date on which the applicable Revenue Bond Letter of Credit is delivered to the Issuing Bank for cancellation in accordance with the terms of the applicable Revenue Bond Indenture (such earliest date being referred to herein as the “PPD Repayment Date”); provided that (x) such Revenue Bond shall be promptly delivered to the Issuing Bank (or to its bailee or custodian, if applicable) and pledged to the Issuing Bank under a Revenue Bond Pledge Agreement, (y) any portion of such Purchase Price Disbursement may be reimbursed at any time by or on behalf of the Borrower on one Business Day’s notice stating the amount to be reimbursed (which shall be $100,000 or a whole multiple thereof) and directing the Issuing Bank to deliver Revenue Bonds held by or for the account of the Issuing Bank to or upon the order of the Borrower against repayment of the portion of such Purchase Price Disbursement attributable to such Revenue Bonds with the proceeds of the remarketing of such Revenue Bonds and specifying the principal amount of Revenue Bonds to be so delivered (provided, however, that if all or any portion of such Purchase Price Disbursement was reimbursed with the proceeds of a Revenue Bond Loan pursuant to paragraph (iii) below, the Issuing Bank shall deliver such Revenue Bonds pursuant to this clause (y) only if and to the extent that such Revenue Bond Loan has been repaid or prepaid by the Borrower in accordance with the terms of this Agreement (including, without limitation, Section 2.07(c)) with the proceeds of such remarketing), and (z) upon payment to the Administrative Agent for the account of the Issuing Bank of the amount of any such repayment, together with accrued interest to the date of such repayment on the amount of the Purchase Price Disbursement to be reimbursed, the outstanding obligations of the Borrower in respect of such Purchase Price Disbursement shall be reduced by the amount of such reimbursement, interest shall cease to accrue on the amount so reimbursed and the Issuing Bank shall release to or upon the order of the Borrower from the pledge and security interest created by the applicable Revenue Bond Pledge Agreement a principal amount of Revenue Bonds held under such Revenue Bond Pledge Agreement equal to the amount of such repayment; provided that, prior to the release of such Revenue Bonds, (1) the Borrower shall have paid to the Administrative Agent the amount of any LC Disbursement made in connection with the purchase of such Revenue Bonds to pay the interest portion of the purchase price thereof and (2) the Borrower shall have repaid or prepaid, in accordance with the terms of this Agreement (including, without limitation, Section 2.07(c)), all Revenue Bond Loans the proceeds of which were used to reimburse such Purchase Price Disbursement, together with accrued interest thereon to the date of such repayment or prepayment and any amounts required to be paid pursuant to Section 2.12 in connection with such repayment or prepayment.  The provisions of Section 2.02(f)(i) shall apply with respect to any portion of any such LC Disbursement made on the Final Termination Date, as if it were an LC Disbursement in respect of which the Borrower received notice prior to 11:00 a.m., Chicago, Illinois time, on the Final Termination Date.  Whenever the Issuing Bank is holding Revenue Bonds pursuant to a Revenue Bond Pledge Agreement in respect of a Revenue Bond Letter of Credit and accordingly receives a payment of interest on such pledged Revenue Bonds, the Issuing Bank shall promptly deliver such interest so received to the Administrative Agent for application to (I) the payment of accrued and unpaid interest on all outstanding Purchase Price Disbursements of the Issuing Bank in respect of such Revenue Bond Letter of Credit or (II) to the extent the Lenders have reimbursed the Issuing Bank for such Purchase Price Disbursements pursuant to paragraph (iii) below, the payment of accrued and unpaid interest on all outstanding Revenue Bond Loans made by the Lenders in respect of such Purchase Price Disbursements.  If the amount of interest so received exceeds the amount of accrued and unpaid interest on such Purchase Price Disbursements or Revenue Bond Loans (as the case may be) on the date of receipt, the Issuing Bank shall promptly deliver all such interest received to the Administrative Agent and the Administrative Agent shall hold the unused balance of such interest and apply it on a daily basis to interest accrued on such Purchase Price Disbursements or Revenue Bond Loans (as the case may be).

(iii)           If the Borrower fails to reimburse the Administrative Agent (for the account of the Issuing Bank) for any LC Disbursement (including any Purchase Price Disbursement) at or prior to 1:00 p.m., Chicago, Illinois time, on the Business Day immediately following the date of such LC Disbursement, the Administrative Agent shall notify each Lender of the applicable LC Disbursement and such Lender’s Applicable Percentage thereof.  Upon receipt of such notice, each Lender shall make available to the Administrative Agent such Lender’s Applicable Percentage of the payment then due from the Borrower, in immediately available funds, by 12:00 noon, Chicago, Illinois time, on the next succeeding Business Day after the date of such notice, in the same manner as provided in Section 2.03, and the Administrative

Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment pursuant to paragraph (i) or (ii) above in respect of any LC Disbursement, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank in connection with an unreimbursed LC Disbursement, then to such Lenders as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation, if any, to reimburse such LC Disbursement; provided, however, that on the date that the Lenders reimburse the Issuing Bank for a Purchase Price Disbursement, that portion of such reimbursement payment equal to the principal amount of the Revenue Bonds purchased with the proceeds of such Purchase Price Disbursement shall be deemed to constitute a loan made by the Lenders to the Borrower on such date in the amount of such principal amount (each such loan being a “Revenue Bond Loan”), and the Borrower’s obligation to reimburse such Purchase Price Disbursement shall be discharged and replaced by such Revenue Bond Loan (it being understood and agreed that any Purchase Price Disbursement so discharged and replaced shall no longer constitute an unreimbursed LC Disbursement hereunder).

(g)           Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail to such parties at their respective telecopy number or e-mail address set forth in Section 9.01) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or such reimbursement obligation of the Borrower has been discharged pursuant to the terms of Section 2.02(f)(i) or (iii)), at a fluctuating interest rate per annum equal to the Applicable Rate for ABR Loans; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.09(b) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j)           Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower and the Administrative Agent; provided, however, that (i) the Issuing Bank shall be (A) a Lender or (B) another commercial bank or other financial institution satisfactory to the Administrative Agent, and (ii) the Administrative Agent shall review any such proposed agreement for form only and not with respect to the identity of any successor Issuing Bank or the identity of the Issuing Bank to be replaced.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees and charges accrued for the account of the replaced Issuing Bank pursuant to Section 2.08(b) and the Fee Letter and shall return to the Issuing Bank for cancellation each Letter of Credit issued by the Issuing Bank.  From and after the effective date of any such replacement, (1) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it on such effective date or thereafter and (2) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)           Mandatory Purchase of Revenue Bonds.  If any Event of Default shall occur and be continuing, the Administrative Agent may, and at the request of the Required Lenders shall, direct the Issuing Bank to take such steps as are required and available to it under any Revenue Bond Indenture to cause the Revenue Bond Trustee thereunder to cause all Revenue Bonds then outstanding thereunder to be mandatorily purchased and, to the extent necessary to make all payments then due and payable on the Revenue Bonds, require all necessary drawings under the applicable Letter of Credit to be made in respect thereof, whereupon the Issuing Bank shall pay from its general funds the amounts so drawn and such amounts, all interest thereon and all other amounts payable by the Borrower hereunder in respect thereof shall automatically be forthwith due and payable.

(l)           Electronic Transmissions.  The Issuing Bank is authorized to accept and process any amendments, instructions, consents, waivers and all documents relating to any Letter of Credit that are sent to the Issuing Bank by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Borrower.  The Issuing Bank may, but shall not be obligated to, require authentication of such electronic transmission or require that the Issuing Bank receives original documents prior to acting on such electronic transmission.

SECTION 2.03.  Funding of Borrowings.  Each Lender shall fund each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Chicago, Illinois time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.02(f) shall be remitted by the Administrative Agent directly to the Issuing Bank.

SECTION 2.04.  Interest Elections.

(a)           Each Borrowing of Revenue Bond Loans initially shall be an ABR Borrowing.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (a) in the case of any conversion or continuation that will result in a Eurodollar Borrowing, not later than 1:00 p.m., Chicago, Illinois time, three Business Days before the date of the proposed conversion or continuation (as the case may be), or (b) in the case of any conversion that will result in an ABR Borrowing, not later than 1:00 p.m., Chicago, Illinois time, one Business Day before the date of the proposed conversion.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, (i) if an Event of Default has occurred and is continuing (A) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.05.  Termination and Reduction of Commitments.

(a)           Unless previously terminated, each of the Revenue Bond Commitments shall terminate on the Final Termination Date.  In addition, any remaining unused Revenue Bond Commitments shall terminate automatically on the Letter of Credit Final Issuance Date (after giving effect to the issuance of any Letters of Credit on such date).  If any Letter of Credit remains outstanding on the Final Termination Date, the Borrower will deposit with the Administrative Agent an amount in cash equal to 105% of the aggregate undrawn amount of such Letter of Credit to secure the Borrower’s reimbursement obligations with respect to any drawings that may occur thereunder.

(b)           The Borrower may at any time terminate, or from time to time reduce, the remaining unused Revenue Bond Commitments; provided that (i) each reduction of the Revenue Bond Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce any Revenue Bond Commitments if, after giving effect to such termination or reduction and any concurrent prepayment of the Revenue Bond Loans in accordance with Section 2.07, the aggregate Revenue Bond Credit Exposure would exceed the aggregate Revenue Bond Commitments.

(c)           In the event that any Revenue Bonds shall be redeemed, repaid or otherwise retired, the Borrower shall, to the extent permitted under the documentation for such Revenue Bonds, and after reimbursement of any LC Disbursement made in connection with such redemption, repayment or retirement, permanently reduce the stated amount of the applicable Revenue Bond Letter of Credit and the Revenue Bond Commitments hereunder shall be automatically and permanently ratably reduced by an aggregate amount equal to the amount of such reduction as of the date such reduction becomes effective.

(d)           The Borrower shall notify the Administrative Agent of any election or requirement to terminate or reduce the Revenue Bond Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction (or as soon as practicable but in any event no later than such effective date, in the case of a reduction under paragraph (c)), specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revenue Bond Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revenue Bond Commitments shall be permanent.  Each reduction of the Revenue Bond Commitments shall be made ratably among the Lenders in accordance with their Applicable Percentages.

SECTION 2.06.  Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Lender the unpaid principal amount of each Revenue Bond Loan on the applicable PPD Repayment Date and (ii) for the account of the Administrative Agent, the Issuing Bank and each Lender, as applicable, all accrued and unpaid interest on the Loans and all other Obligations on the Final Termination Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  The Issuing Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Issuing Bank resulting from each LC Disbursement made by the Issuing Bank, including the amounts of principal and interest payable and paid to the Issuing Bank from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, the Issuing Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and LC Disbursements in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made (or to be made) by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.07.  Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty (subject, in the case of any prepayment of a Eurodollar Borrowing, to Section 2.12), subject to prior notice in accordance with paragraph (c) of this Section.

(b)           Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section.

(c)           The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., Chicago, Illinois time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Chicago, Illinois time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that if a notice of prepayment is given in connection with a conditional notice of termination of the Revenue Bond Commitments as contemplated by Section 2.05, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.05.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09 and by any amounts required to be paid pursuant to Section 2.12 in connection with such prepayment.

SECTION 2.08.  Fees.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate in effect from time to time on the average daily unused amount of the Revenue Bond Commitment of such Lender during the period from and including the Effective Date to but excluding the Letter of Credit Final Issuance Date.  Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing with June 30, 2008, and on the Letter of Credit Final Issuance Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which participation fee shall accrue at a rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Loans, on the average daily aggregate amount of such Lender’s Revenue Bond LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Effective Date to but excluding the Final Termination Date, and (ii) to the Administrative Agent for the account of the Issuing Bank a fronting fee payable in the amounts and at the times separately agreed upon by the Borrower and the Issuing Bank, as well as the Issuing Bank’s standard fees and charges with respect to the issuance, amendment, transfer, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued participation fees in respect of Letters of Credit shall be due and payable on the last Business Day of March, June, September and December of each year, commencing with June 30, 2008; provided that all such fees shall be payable on the date on which the Revenue Bond Commitments terminate, and any such fees accruing after the date on which the Revenue Bond Commitments terminate shall be payable on demand; provided, further, that upon the occurrence and during the continuance of an Event of Default, the participation fees payable pursuant to clause (i) above shall be increased by 200 basis points per annum.  Any other fees payable to the Administrative Agent for the account of the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account and for the account of the Arrangers and the Issuing Bank, fees payable in the amounts and at the times set forth in the Fee Letter (or as otherwise separately agreed upon by the Borrower, the Administrative Agent, the Arrangers and/or the Issuing Bank, as applicable).

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to the Issuing Bank) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.09.  Interest.

(a)           The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the Applicable Rate for such Loan.

(b)           Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, (i) each ABR Loan shall bear interest at a rate of 2.0% per annum in excess of the rate set forth in paragraph (a) of this Section and (ii) each Eurodollar Loan shall bear interest at a rate of 2.0% per annum in excess of the rate set forth in paragraph (a) of this Section until the Interest Period applicable thereto shall have expired and thereafter at a per annum rate equal to the Applicable Rate for ABR Loans plus 2.0%.  In addition, if any principal of or interest on any Loan or LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section or (B) in the case of any other amount, 2.0% plus the Applicable Rate for ABR Loans.

(c)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revenue Bond Commitments, and accrued interest on each LC Disbursement that bears interest at the Applicable Rate for ABR Loans shall be payable in arrears on each Interest Payment Date applicable to ABR Loans; provided that (A) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan or LC Disbursement, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.10.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective.

SECTION 2.11.  Increased Costs.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent (except any such reserve requirement reflected in the Adjusted LIBO Rate, where applicable) or the Issuing Bank; or

(ii)           impose on any Lender, the Issuing Bank, the Administrative Agent or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the

Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to convert, continue or prepay any Loan or LC Disbursement on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, or (e) the revocation of any notice of prepayment pursuant to Sections 2.05 and 2.07, then, in any such event, the Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any applicable Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.13.  Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(c)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Any Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, or reasonably requested by the Borrower as will permit such payments to be made without withholding.

(e)           In addition, the Borrower or the Administrative Agent shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

SECTION 2.14.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.11, 2.12 or 2.13, or otherwise) prior to 12:00 noon, Chicago, Illinois time, on the date when due, in immediately available funds, without set-off, counterclaim, recoupment or deduction of any kind.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices located at 10 South Dearborn, Chicago, Illinois 60603 (or such other office as the Administrative Agent shall from time to time designate to the Borrower), except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.11, 2.12, 2.13 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any fees payable pursuant to Section 2.08 or any payment accruing interest, such fees and such interest shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the

Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders and the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(e) or (f), 2.03(b) or 2.14(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15.  Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.11, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, (iii) any Lender defaults in its obligation to fund Loans hereunder, or (iv) any Lender has not consented to a proposed amendment, waiver or modification under this Agreement that requires the consent of all Lenders and which has been approved by Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III
Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Lenders and the Issuing Bank that:

SECTION 3.01.  Organization; Powers.  The Borrower and each of its Consolidated Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, partnership, limited liability company or other applicable organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, in and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within the Borrower’s organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, the Mortgage Indenture constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower (and, in the case of the Collateral Mortgage Bonds, authenticated by the trustee therefor), will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) the ACC Order, which has been obtained and is in full force and effect, and (ii) filings necessary to perfect Liens created under the Loan Documents (other than the Lien of the Mortgage Indenture, in respect of which all requisite filings have been made), (b) will not violate any Requirement of Law, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Consolidated Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Consolidated Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Consolidated Subsidiaries, except Liens created under the Loan Documents or under the Mortgage Indenture.

SECTION 3.04.  Financial Condition; No Material Adverse Change; Secured Indebtedness.

(a)           The audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 2007 and the most recent financial statements delivered by the Borrower pursuant to Section 5.01(a) or (b), in each case, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements delivered pursuant to Section 5.01(a).  Neither the Borrower nor any of its Consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any Guarantee, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which, in any case, is material to the Borrower and its Consolidated Subsidiaries, taken as a whole, and which is not reflected in the foregoing statements or in the notes thereto.  During the period from December 31, 2007 to and including the Effective Date there has been no sale, transfer or other disposition by the Borrower or any of its Consolidated Subsidiaries of any part of its business or property, and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person), which, in either case, is material in relation to the consolidated financial condition of the Borrower and its Consolidated Subsidiaries taken as a whole at December 31, 2007.

(b)           Except to the extent that any specific change is explicitly disclosed in the Disclosure Documents, since December 31, 2007, there has been no material adverse change in the financial condition, results of operations, business or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole.

(c)           As of the Effective Date, there is $628,900,000 in aggregate principal amount of Mortgage Bonds outstanding.

SECTION 3.05.  Properties.

(a)           Other than as explicitly disclosed in the Disclosure Documents, each of the Borrower and its Consolidated Subsidiaries has good title to, or valid leasehold interests in, and enjoys peaceful and undisturbed possession of, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Each of the Borrower and its Consolidated Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.

(a)           Except as explicitly disclosed in the Disclosure Documents, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Consolidated Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect or (ii) that involve any of the Loan Documents, the Mortgage Indenture or the Transactions.

(b)           Except as explicitly disclosed in the Disclosure Documents, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Consolidated Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of any matter disclosed in the Disclosure Documents that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Except as explicitly disclosed in the Disclosure Documents, each of the Borrower and its Consolidated Subsidiaries is in compliance with all Requirements of Law, including the Fair Labor Standards Act, the Americans with Disabilities Act, the Foreign Corrupt Practices Act and Anti-Terrorism Laws, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.  Federal Regulations.  No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

SECTION 3.09.  Investment Company Status.

(a)           Neither the Borrower nor any of its Consolidated Subsidiaries is an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)           The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board and Requirements of Law pertaining to utility regulation) which limits its ability to incur Indebtedness.

SECTION 3.10.  Taxes.  Each of the Borrower and its Consolidated Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that has resulted or could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that has resulted or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12.  Security Documents.

(a)           The Collateral Mortgage Bonds, when executed and delivered by the Borrower and authenticated by the trustee therefor, will be entitled to the benefits of the Mortgage Indenture and secured by the Lien of the Mortgage Indenture.  Upon the delivery of any Collateral Mortgage Bonds to the Administrative Agent under a Bond Delivery Agreement and at all times thereafter, such Collateral Mortgage Bonds will be “Outstanding” and the Administrative Agent will be the “Holder” of the Collateral Mortgage Bonds for all purposes of the Mortgage Indenture.  The Mortgage Indenture constitutes a valid mortgage lien on and a valid and perfected security interest in the properties or franchises described therein as being subject to the Lien of the Mortgage Indenture.  As of the Effective Date no material properties or franchises subject to the Lien of the Mortgage Indenture have been released from such Lien, and, as of any subsequent date, no such properties or franchises shall have been released from the Lien of the Mortgage Indenture except in accordance with the terms thereof and hereof.

(b)           The provisions of the Security Documents not covered by paragraph (a) above, when executed and delivered by the Borrower pursuant to this Agreement, will be effective to create, in favor of the Administrative Agent for the benefit of the secured parties thereunder, legal, valid and enforceable Liens on or in all of the Collateral subject thereto, and all necessary deliveries of property to the Administrative Agent and all necessary and appropriate recordings and filings will have been made in all necessary and appropriate public offices so that the Liens created by such Security Documents shall constitute perfected Liens on or in all rights, titles, estates and interests of the Borrower and any applicable Subsidiaries in the Collateral covered thereby, prior and superior to all other Liens, and all necessary and appropriate consents to the creation and perfection of such Liens have been obtained.  No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral is or will be on file in any recording office which has not been terminated or released, except as may have been filed in favor of the Administrative Agent.

SECTION 3.13.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder (as modified or supplemented by, and taken together with, other information so furnished) contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and notes that there can be no assurance that such expectations, beliefs or projections will be achieved or accomplished and that such projections are subject to an increasing degree of uncertainty as they relate to later periods of time.

SECTION 3.14.  Solvency.  On the Effective Date, the Borrower is Solvent.

SECTION 3.15.  Labor Matters.  There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

SECTION 3.16.  Anti-Terrorism Laws.

(a)           Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is any of the following:

(i)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed on the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)           a Person with whom the Borrower is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)           a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a Person that is named as a “specially designated national or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c)           Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b)(i), (ii), (iii) or (v) above or, to the knowledge of the Borrower, clause (b)(iv) above; (ii) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)           No broker or other agent (other than the Arrangers) is acting for the benefit of the Borrower or any of its Affiliates, or benefiting in any capacity, in each case in connection with the Loan Documents.

ARTICLE IV
Conditions

SECTION 4.01.  Effective Date.  This Agreement, and the obligations of the Lenders to make Loans and acquire participations in Letters of Credit, and the obligations of the Issuing Bank to issue Letters of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated the Effective Date) of each of (i) Raymond S. Heyman, Esq., General Counsel for the Borrower, substantially in the form of Exhibit E-1, (ii) Thelen Reid Brown Raysman & Steiner LLP, New York counsel for the Borrower, substantially in the form of Exhibit E-2, and (iii) Rodey, Dickason, Sloan, Akin & Robb, PA, special New Mexico counsel for the Borrower, substantially in the form of Exhibit E-3, and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinions.

(c)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents, the Mortgage Indenture, the Lien of the Mortgage Indenture or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           The conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied, and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with such conditions as of the Effective Date.

(e)           The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including all up-front fees and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f)           The Administrative Agent shall have received (i) a copy of the Mortgage Indenture, including all amendments and supplements thereto, and (ii) a copy of the ACC Order, in each case certified by an authorized officer of the Borrower as being a true, correct and complete copy thereof and as being in full force and effect.

(g)           The Borrower and its Subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the Obligations, (b) the Indebtedness described in the most recent financial statements of the Borrower and its Consolidated Subsidiaries referenced in Section 3.04(a) and (c) the Indebtedness described in Schedule 4.01(g).

(h)           All requisite Governmental Authorities (including, without limitation, the ACC and all other regulatory authorities) and third parties shall have approved or consented to this Agreement and the other Loan Documents and the other transactions contemplated hereby and thereby to the extent required, no stay of any applicable regulatory approval shall have been issued and there shall be no litigation or other governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on this Agreement and the other Loan Documents or the Transactions.

(i)           The Administrative Agent, the Issuing Bank and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(j)           The Capital Stock of the Borrower (to the extent owned by UniSource Energy, which owns all Capital Stock of the Borrower) shall all be free and clear of any Liens.

SECTION 4.02.  Each Credit Event.  The obligation of the Issuing Bank to issue a Letter of Credit (or to issue any amendment of a Letter of Credit having the effect of extending the stated expiration date thereof, increasing the amount available for drawing thereunder or otherwise altering any of the material terms or conditions thereof), shall be subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such issuance, both before and after giving effect thereto, as though made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

(b)           At the time of and immediately after giving effect to such issuance, no Default or Event of Default shall have occurred and be continuing.

(c)           The Administrative Agent shall have received on or before the date of such issuance (in each case in form and substance satisfactory to the Administrative Agent):  (i) Collateral Mortgage Bonds in an aggregate principal amount equal to the sum of (A) the stated amount of such Letter of Credit and (B) the aggregate stated amount of all other Letters of Credit issued on or before such date; (ii) duly executed originals of the Supplemental Indenture(s), the Bond Delivery Agreement(s) and all other documents, instruments and filings relating to the issuance and authentication of such Collateral Mortgage Bonds, which shall be in full force and effect on such date; (iii) duly executed copies of the Revenue Bond Indenture, Revenue Bond Loan Agreement, Remarketing Agreement, Bond Purchase Agreement, official statement and all other related agreements, instruments and filings relating to the Revenue Bonds that will be supported by such Revenue Bond Letter of Credit (collectively, the “Revenue Bond Documents”), certified by an authorized officer of the Borrower as being a true, correct and complete copy thereof and as being in full force and effect; (iv) counterparts of a Revenue Bond Pledge Agreement, duly executed by the Borrower and the other parties thereto, with respect to any such Revenue Bonds that may be purchased with the proceeds of a Purchase Price Disbursement under such Revenue Bond Letter of Credit; (v) favorable written opinions of New York, Arizona and New Mexico counsel to the Borrower with respect to the Collateral, the ACC Order and any other matters reasonably requested by the Administrative Agent with respect to the applicable Revenue Bond Indenture and other Revenue Bond Documents; (vi) to the extent reasonably requested by the Administrative Agent, all documents, instruments and filings creating or perfecting the Lien of the Mortgage Indenture; (vii) all other documents and instruments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the  Security Documents; (viii) a letter from S&P and/or Moody’s to the effect that the Revenue Bonds that will be supported by such Revenue Bond Letter of Credit have been rated at least A-1 or VMIG-1, respectively; and (ix) a certificate of an authorized officer of each of the trustee and the tender agent under the applicable Revenue Bond Indenture certifying the names, true signatures and incumbency of the officers of the trustee authorized to make drawings under such Revenue Bond Letter of Credit and of the officers of the tender agent authorized to execute the applicable Revenue Bond Pledge Agreement, respectively.

(d)           The Borrower shall have delivered to the Administrative Agent a certificate duly executed by an authorized officer of the Borrower certifying that the representations and warranties of the Borrower contained in the applicable Revenue Bond Loan Agreement, Remarketing Agreement and Bond Purchase Agreement are true and correct in all material respects on and as of the date of such issuance, both before and after giving effect thereto, as though made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(e)           If requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent a certificate duly executed by an authorized officer of the Borrower containing such additional representations and warranties with respect to the Collateral and the Revenue Bond Documents as the Administrative Agent may reasonably request.

Each issuance of a Letter of Credit (or any amendment of a Letter of Credit having the effect of extending the stated expiration date thereof, increasing the amount available for drawing thereunder or otherwise altering any of the material terms or conditions thereof) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
Affirmative Covenants

Until the Aggregate Commitments have expired or been terminated, the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed in full, the Borrower covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent (and the Administrative Agent will, promptly after its receipt thereof, forward such copies to the Lenders):

(a)           as soon as available and in any event within 60 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower, or 15 days after the date on which its quarterly report for such fiscal quarterly period is required to be filed with the Securities and Exchange Commission, whichever is later, consolidated statements of income of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, consolidated statements of cash flows of the Borrower and its Consolidated Subsidiaries from the beginning of the applicable fiscal year to the end of such period and the related consolidated balance sheets as of the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a Financial Officer of the Borrower, which certificate shall state that the financial statements fairly present in all material respects the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, consistently applied (except where noted), as of the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes);

(b)           as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, or 15 days after the date on which its annual report for such fiscal year is required to be filed with the Securities and Exchange Commission, whichever is later, consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such year and the related consolidated balance sheets as of the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion of independent public accountants of recognized national standing selected by the Borrower, which opinion shall not contain any qualification or exception as to the scope of such audit and shall state that the consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of the end of, and for, such fiscal year and have been prepared in accordance with GAAP, consistently applied (except where noted);

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.06 and 6.07 and (iii) stating whether any change in GAAP or in the application thereof not disclosed in any prior such certificate has occurred since December 31, 2007 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           concurrently with any delivery of financial statements under clause (b) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           promptly upon their becoming available, copies of all registration statements (other than on Form S-8 or any successor form) and regular periodic reports, if any, that the Borrower shall have filed pursuant to Section 13(a) or 15 of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission (or any governmental agency substituted therefor) or filed with any national securities exchange;

(f)           promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g)           promptly upon their becoming available, copies of all current reports on Form 8-K filed by the Borrower with the Securities and Exchange Commission, and all similar reports filed with any national securities exchange;

(h)           promptly upon their becoming available, copies of (i) any certified resolutions of the Board of Directors of the Borrower and net earnings certificates delivered under the Mortgage Indenture in connection with the issuance of Mortgage Bonds upon the basis of net property additions or deposits of cash; any certificates of a Financial Officer under the Mortgage Indenture with respect to amounts charged to replacement reserve, detailing insurance on the Borrower’s property or showing compliance by the Borrower with the covenants contained in the Mortgage Indenture; any supplemental indentures to the Mortgage Indenture; any redemption notices under the Mortgage Indenture; and any notices of defaults under the Mortgage Indenture or accelerations of Mortgage Bonds; (ii) any notices of default under the documentation for any Sale Leaseback of the Borrower or any Consolidated Subsidiary, any notices of non-payment of rent or any other material amounts owing under any such Sale Leaseback documentation and any notices of acceleration of any amounts due under any such

Sale Leaseback documentation; and (iii) any written notices from the ACC of non-compliance by the Borrower or any of its Consolidated Subsidiaries with any material ACC decision or with any other rules, regulations or orders of the ACC, and any written notices of any extraordinary audit or investigation by the ACC into the business, affairs or operations of the Borrower or any of its Consolidated Subsidiaries;

(i)           as soon as practicable and in any event within five Business Days after the Borrower receives written notice of an upgrading or a downgrading of the Index Debt by any Rating Agency, a notice of such upgrading or downgrading;

(j)           if requested by the Administrative Agent, concurrently with any delivery of financial statements under clause (a) or (b) above, consolidating statements of income and cash flows for the applicable periods and the consolidating balance sheets as of the end of such periods, accompanied (i) in the case of a delivery of financial statements under clause (a) above, by a certificate of a Financial Officer of the Borrower, which certificate shall state that such financial statements fairly present in all material respects the consolidating financial condition and results of operations, as the case may be, of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, consistently applied (except where noted), as of the end of, and for, the applicable period (subject to normal year-end audit adjustments), and (ii) in the case of a delivery of financial statements under clause (b) above, by (A) a certificate of a Financial Officer of the Borrower, which certificate shall state that such consolidating financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of the end of, and for, the applicable fiscal year and have been prepared in accordance with GAAP, consistently applied (except where noted), and (B) a certificate of the independent public accountants referred to in clause (b) above, which certificate should state that such consolidating financial statements are the consolidating financial statements that served as the basis for the audited consolidated financial statements in respect of which such accountants delivered the opinion referred to in such clause (b); and

(k)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, the Mortgage Indenture or any Revenue Bond Document, as the Administrative Agent or any Lender may reasonably request.

So long as the Borrower files quarterly or annual reports with the Securities and Exchange Commission which contain financial statements meeting the financial reporting requirements of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, such financial statements may be delivered by the Borrower in satisfaction of its obligations to deliver consolidated financial statements pursuant to clauses (a) or (b), as the case may be, of this Section 5.01.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.  Payment of Obligations.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, pay its obligations, including Tax liabilities and assessments (including water assessments by the Arizona State Land Department), that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by and otherwise in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided that the Borrower or any of its Consolidated Subsidiaries may discontinue the operation of any of its properties to the extent, in the judgment of the Borrower, it is no longer advisable to operate such property, or to the extent the Borrower or such Subsidiary intends to sell or otherwise dispose of such property, which disposition is not prohibited by Section 6.04; and (b) maintain, with financially sound and reputable insurance companies, or through its own program of self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities, all in accordance with customary and prudent business practices.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, and, subject to contractual or statutory limitations regarding confidential or proprietary information, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.  Compliance with Laws and Agreements.  The Borrower will, and will cause each of its Subsidiaries to, comply with (a) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, ERISA and Environmental Laws) and (b) the Revenue Bond Loan Agreements, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Letters of Credit.  Each Revenue Bond Letter of Credit will be issued only to support the Revenue Bonds referenced in such Revenue Bond Letter of Credit.

SECTION 5.09.  Environmental Laws.

(a)           The Borrower will, and will cause each of its Consolidated Subsidiaries to, comply with, and use commercially reasonable efforts to insure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and will, and will cause each of its Consolidated Subsidiaries to, obtain and comply with and maintain, and use commercially reasonable efforts to insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)           The Borrower will, and will cause each of its Consolidated Subsidiaries to, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, except to the extent that the failure to take such actions could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10.  Further Assurances.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan

Documents or under the Mortgage Indenture or to grant, preserve, protect or perfect the Liens created or intended to be created by the Mortgage Indenture or the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents or by or under the Mortgage Indenture.

ARTICLE VI
Negative Covenants

Until the Aggregate Commitments have expired or been terminated, the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed in full, the Borrower covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

SECTION 6.01.  Indebtedness.  The Borrower will not permit:

(a)           the aggregate principal amount of Mortgage Bonds outstanding at any time to exceed the sum of (i) $750,000,000 plus (ii) the lesser of (A) $90,000,000 or (B) the excess, if any, of (x) the aggregate amount of Revolving Commitments (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement (or, if the Existing Credit Agreement or the Revolving Commitments thereunder have been terminated and replaced by another revolving credit agreement, the aggregate amount of revolving loan commitments under such revolving credit agreement) over (y) $60,000,000; provided that there shall be disregarded for purposes of any determination under this paragraph the principal amount of any outstanding Mortgage Bonds which (A) are to be redeemed or paid at maturity within 90 days after the date of such determination or (B) evidence or secure the Borrower’s obligations in respect of industrial development revenue bonds of the same principal amount (or related reimbursement obligations) which are to be redeemed or paid at maturity within 90 days after the date of such determination; provided, however, that (1) in the case of any such redemption, either irrevocable and unconditional notice of redemption shall have been given or irrevocable and unconditional instructions shall have been given to the related trustee to give such notice of redemption and (2) in the case of any such redemption or payment, cash in an amount sufficient to redeem or repay the Mortgage Bonds to be disregarded (or the obligations evidenced or secured thereby) shall have been deposited with the applicable trustee for the redemption or payment thereof; or

(b)           the aggregate amount of Guarantees by the Borrower and the Consolidated Subsidiaries (other than Guarantees of the Obligations and other than Guarantees by the Borrower or any Consolidated Subsidiary of Indebtedness or obligations of the Borrower or a Consolidated Subsidiary) outstanding at any time to exceed $30,000,000.

SECTION 6.02.  Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on the Mortgaged Property (as defined in the Mortgage Indenture) now owned or hereafter acquired by the Borrower, or any income therefrom, prior to the Lien of the Mortgage Indenture, except Permitted Encumbrances and Prepaid Liens (as such terms are defined in the Mortgage Indenture) and any other Liens expressly permitted pursuant to Section 5 of Article IV of the Mortgage Indenture.

SECTION 6.03.  Fundamental Changes.

(a)           The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) its assets as an entirety or substantially as an entirety, or all or substantially all of the Capital Stock of any of its Consolidated Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Consolidated Subsidiary may merge with any other Consolidated Subsidiary, and (iii) the Borrower may merge with or into or consolidate with or transfer its assets as an entirety or substantially as an entirety to any Person, so long as (A) immediately prior to and immediately after giving effect to such merger, consolidation or transfer, the Person with or into which the Borrower shall ultimately merge or consolidate or to whom the Borrower shall ultimately transfer its assets as an entirety or substantially as an entirety is in the Utility Business; (B) the Required Lenders shall have determined (so long as such determination is exercised in good faith and after consultation with the Borrower) that the rating of the first mortgage bonds (or bonds otherwise denominated that benefit from a first Lien on such Person’s utility assets, or, if such Person has no first mortgage bonds, the rating of the senior unsecured long-term Indebtedness of such Person that is not guaranteed and does not benefit from any other credit enhancement) of the surviving Person of any such merger, consolidation, acquisition or transfer of assets shall be at least BBB- or higher by S&P and Baa3 or higher by Moody’s (unless the requirements of this clause (B) shall have been waived by the Required Lenders); provided that the requirement of this clause (B) shall be deemed to have been satisfied if, prior to the consummation of any such merger, consolidation or transfer, the Borrower shall have delivered written evidence from each such Rating Agency to the effect that, upon such merger, consolidation or transfer, the applicable rating of such surviving Person would be equal to or higher than the ratings specified in this clause (B); (C) in the case of any merger or consolidation or transfer of assets in which the Borrower is not the surviving corporation, the Person formed by any such consolidation or transfer of assets or into which the Borrower shall be merged or consolidated or to which such assets are transferred shall have executed an agreement in form reasonably satisfactory to the Administrative Agent containing an assumption by the surviving Person of the due and punctual performance of each obligation, agreement, covenant and condition of each of the Loan Documents and the Mortgage Indenture to be performed or complied with by the Borrower; and (D) the Administrative Agent shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the due authorization, execution, delivery, validity and enforceability of the assumption agreement referred to in clause (C) of this Section 6.03, of the enforceability and continuation of the Liens created pursuant to the Security Documents and such other matters as the Required Lenders may reasonably require.

(b)           The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, engage to any material extent in any business other than the Utility Business.

SECTION 6.04.  Sale of Assets.

(a)           The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including leasehold interests), whether now owned or hereafter acquired, except:

(i)           inventory and other property in the ordinary course of business;

(ii)           sales of accounts receivable;

(iii)           property, businesses or assets (including receivables and leasehold interests) with an aggregate Fair Value not in excess of $250,000,000; provided that the aggregate Fair Value of such property, businesses or assets permitted to be disposed of pursuant to this clause (iii) shall be increased on a dollar for dollar basis by the aggregate amount of each reduction of the Aggregate Commitments in respect of which the Borrower shall have given the Administrative Agent, for the benefit of the Lenders, written evidence of the Borrower’s agreement not to issue Indebtedness under the Mortgage Indenture based upon the Mortgage Bonds retired in connection with such reduction;

(iv)           property in connection with any securitization (e.g., stranded costs) or sale of assets required by law; and

(v)           any sale of the Borrower’s assets as an entirety or substantially as an entirety in accordance with Section 6.03, provided that any assets of the Borrower not included in such sale shall be deemed to have been disposed of in a transaction subject to the limitations of this Section 6.04, including the dollar limit set forth in clause (iii) above;

provided, that any Consolidated Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets to the Borrower or any other Consolidated Subsidiary.  Investments by the Borrower and the Consolidated Subsidiaries in, and contributions by the Borrower and the Consolidated Subsidiaries to, Consolidated Subsidiaries shall be deemed not to constitute transfers of assets subject to the limitations of this Section 6.04 to the extent such investments or contributions are made in cash.

(b)           Without limitation of subsection (a) above, the Borrower will not, and will not permit any of its Consolidated Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its generating assets (including leasehold interests), whether now owned or hereafter acquired, except as required by applicable law.

SECTION 6.05.  Restricted Payments.

(a)           The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment at any time that any Default has occurred and is continuing or would occur as a result of such action, except that (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock and (ii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.

(b)           The Borrower will not, and will not permit any Consolidated Subsidiary to, directly or indirectly, purchase or acquire any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment or otherwise acquire any other interest in, any Affiliate of the Borrower (other than a Consolidated Subsidiary) (each of the foregoing, an “Affiliate Investment”), at any time that a Default has occurred and is continuing or, as a result of the making of such Affiliate Investment, would occur or would be deemed to occur pursuant to the next sentence.  For purposes of determining whether a Default would be deemed to occur under Section 6.06 or 6.07 as a result of an Affiliate Investment, the applicable computations shall be made as if the Affiliate Investment were a dividend and did not result in the creation of any asset.

SECTION 6.06.  Cash Coverage Ratio.  The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the twelve-month period ended on the last day of any fiscal quarter commencing with the fiscal quarter ended March 31, 2008, to be less than 2.25 to 1.0.

SECTION 6.07.  Leverage Test.  The Borrower will not permit the ratio of (a) Consolidated Total Indebtedness at the end of any fiscal quarter to (b) Consolidated EBITDA for the twelve-month period ended on such date to be greater than 4.00 to 1.0.

SECTION 6.08.  Amendments to Documents.  The Borrower will not, and will not permit any Consolidated Subsidiary to, amend, modify or change, or consent or agree to any amendment, modification or change to, the Mortgage Indenture or, upon the execution and delivery thereof pursuant to the terms of this Agreement, any Supplemental Indenture, any Revenue Bond Indenture, any Revenue Bond Loan Agreement, any Revenue Bonds or any Remarketing Agreement, in each case without the prior written consent of the Required Lenders and the Issuing Bank, provided that (i) such consent shall not be required in connection with any amendment of the Mortgage Indenture for which the Mortgage Indenture does not require the consent of any bondholder, (ii) such consent shall not be unreasonably withheld with respect to any amendment of the Mortgage Indenture that has been approved by bondholders entitled to vote under the Mortgage Indenture who hold bonds in an aggregate principal amount greater than the principal amount of the Collateral Mortgage Bonds (if any), (iii) such consent shall not be required in connection with any amendment of any Revenue Bond Indenture, any Revenue Bond Loan Agreement or any Revenue Bonds to provide for a mandatory tender of Revenue Bonds at any time when such Revenue Bonds are currently subject to mandatory redemption at a purchase price which does not exceed the applicable redemption price, and (iv) such consent shall not be required in connection with (A) any amendment of any Remarketing Agreement that does not (1) reduce or otherwise adversely affect the obligations of the remarketing agent thereunder or (2) adversely affect the rights or remedies of the Issuing Bank or the Lenders with respect to any  Revenue Bonds or (B) any replacement of any Remarketing Agreement with another Remarketing Agreement that contains substantially identical terms and conditions as the replaced Remarketing Agreement, entered into by the Borrower solely for the purpose of replacing the existing remarketing agent.

SECTION 6.09.  Sale Leaseback Transactions.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Sale Leaseback if the aggregate annual basic rent payments under all Sale Leasebacks entered into by the Borrower and its Subsidiaries after the date hereof would exceed $20,000,000 in any fiscal year after giving effect to such Sale Leaseback.

SECTION 6.10.  Release of Collateral under the Mortgage Indenture.  The Borrower will not, and will not permit any of its Subsidiaries to, permit any asset (including any cash) to be released from the Lien of the Mortgage Indenture other than in accordance with the terms and provisions of the Mortgage Indenture.

SECTION 6.11.  Transactions with Affiliates.  The Borrower will not, and will not permit any of the Consolidated Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates which are not Consolidated Subsidiaries, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Consolidated Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.05(a), (d) shared corporate or administrative services and staffing with Affiliates, including accounting, legal, human resources and treasury operations, provided on customary terms for similarly situated companies, (e) tax sharing arrangements on customary terms for similarly situated companies, (f) customary fees paid to members of the board of directors of the Borrower and the Consolidated Subsidiaries who are not officers of the Borrower or any Subsidiary and (g) transactions to acquire, either through asset purchases, mergers or purchases of Capital Stock, the business and operations of Southwest Energy Solutions, Inc. or Millennium Environmental Group, Inc.

SECTION 6.12.  Limitation on Hedge Agreements.  The Borrower will not, and will not permit any of the Consolidated Subsidiaries to, enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business.

SECTION 6.13.  Restrictive Agreements.  The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Consolidated Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Consolidated Subsidiary or to Guarantee Indebtedness of the Borrower or any other Consolidated Subsidiary; provided that the foregoing shall not apply to restrictions and conditions (i) imposed by law, (ii) imposed by any Loan Document, (iii) contained in agreements entered into after the Effective Date which contain restrictions no more restrictive than those contained in the Loan Documents and (iv) contained in agreements relating to the sale of a Subsidiary pending such sale; provided in the case of this clause (iv) such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

ARTICLE VII
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, subject in the case of any such reimbursement obligation to a grace period of two days;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Consolidated Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)           the Borrower or any Significant Subsidiary shall fail to make any payment of principal (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption (other than pursuant to provisions permitting the tendering of such Indebtedness from time to time for repurchase or redemption without regard to the occurrence or non-occurrence of any event or condition) or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Significant Subsidiary to enforce any such judgment;

(l)           an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect;

(m)           (i) any Lien purported to be created under any Security Document (after the execution and delivery thereof pursuant to the terms of this Agreement) or the Mortgage Indenture shall cease to be, or shall be asserted by the Borrower or any Consolidated Subsidiary not to be, a valid and perfected Lien on any collateral subject thereto, with the priority required by the applicable Security Document or the Mortgage Indenture, as applicable, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (B) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Document, or (ii) any Collateral Mortgage Bond (after the execution and delivery thereof pursuant to the terms of this Agreement) shall for any reason (x) cease to be entitled to the benefits of the Mortgage Indenture or to be secured by the Lien of the Mortgage Indenture equally and ratably with all other bonds, if any, outstanding under the Mortgage Indenture or (y) cease to be a legal, valid and binding obligation of the Borrower; or

(n)           any Change in Control shall occur; or

(o)           any material provision of this Agreement or any other Loan Document to which the Borrower is a party shall for any reason, except to the extent permitted by the express terms hereof or thereof, cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so assert in writing;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, (A) the Issuing Bank (in the case of clauses (iii) and (vi) below) shall, at the request of the Administrative Agent or the Required Lenders, and (B) the Administrative Agent may, and at the request of the Required Lenders shall, in each case by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Aggregate Commitments, and thereupon the Aggregate Commitments shall terminate immediately, (ii) declare the Loans and LC Disbursements then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and LC Disbursements so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) take any action under Section 2.02(k), (iv) deliver a notice of redemption under any or all of the Supplemental Indentures stating that such notice is being delivered pursuant to this Article VII, (v) require the Borrower to (in which case the Borrower shall) deposit immediately with the Administrative Agent cash collateral in an amount equal to the aggregate undrawn amount of all outstanding Letters of Credit at such time, to be held by the Administrative Agent (for the benefit of the Issuing Bank and the Lenders) as security for the Borrower’s reimbursement obligations in respect of such Letters of Credit, and (vi) direct the Issuing Bank to (in which case the Issuing Bank shall) exercise the rights and remedies available under the Revenue Bond Pledge Agreements and, in addition thereto, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in the State of New York at that time in respect of the Collateral (as defined in the Revenue Bond Pledge Agreements); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Aggregate Commitments shall automatically terminate and the principal of the Loans and LC Disbursements then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and the cash collateral referred to in clause (v) above, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Article VII shall affect (1) the obligation of the Issuing Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit or (2) the participatory interest of each Lender in each such payment.

ARTICLE VIII
The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Required Lenders or the Borrower may at any time, with the consent of the Borrower (provided that such consent shall not be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII shall have occurred and is continuing) or the Required Lenders, as the case may be, replace the Administrative Agent (it being understood that any such replacement Administrative Agent shall be a Person that serves as Administrative Agent for other credit facilities of a comparable size), provided that the Required Lenders or the Borrower may not replace the Administrative Agent unless, after giving effect to such replacement and each contemporaneous assignment, the Required Lenders or the Borrower shall have arranged in connection with such replacement, to the extent requested by the Administrative Agent, that (a) neither the Administrative Agent nor any of its Affiliates shall have outstanding any Letter of Credit, Loan, LC Disbursement, Revenue Bond Commitment or other obligation of any kind under this Agreement or any other Loan Document and (b) each of the Administrative Agent and its Affiliates shall have received payment in full of all amounts owing to it under or in respect of this Agreement and each other Loan Document.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Notwithstanding anything herein to the contrary, no Lender identified as the Syndication Agent or a Co-Documentation Agent shall have any separate duties, responsibilities, obligations or authority as Syndication Agent or Co-Documentation Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be any commercial bank organized under the laws of the United States of America or any State thereof having a combined capital and surplus and undivided profits of not less than $500,000,000, or an Affiliate of any such bank.

Upon the acceptance of its appointment as Administrative Agent hereunder by a successor or replacement, such successor or replacement shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or replaced Administrative Agent, and the retiring or replaced Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation or replacement hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX
Miscellaneous

SECTION 9.01.  Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)           if to the Borrower, to it at One South Church Avenue, Tucson, Arizona 85701, Attention of Chief Financial Officer (Telecopy No. (520) 884-3612; e-mail address:  KLarson@tep.com);

(ii)           if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 9, Mail Code IL1-0090, Chicago, Illinois 60603, Attention of Nancy Barwig (Telecopy No. (312) 732-1762; e-mail address:  nancy.r.barwig@jpmorgan.com), with a copy to each of (A) JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 9, Mail Code IL1-0874, Chicago, Illinois 60603, Attention of Lisa Tverdek (Telecopy No. (312) 325-3238), and (B) JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Mail Code IL1-0010, Chicago, Illinois  60603, Attention of Kenyae Mosley (Telecopy No. (312) 732-2729);

(iii)           if to the Issuing Bank, to JPMorgan Chase Bank, N.A., 300 South Riverside Plaza, Mail Code IL1-0236, Standby Letter of Credit Unit, Chicago, Illinois  60606-0236, Attention of Standby Service Unit (Telecopy No. (312) 954-6163), with a copy to the Administrative Agent at its address set forth in clause (ii) above; and

(iv)           if to any other Agent or any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document or the Mortgage Indenture shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents and the Mortgage Indenture are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders or, in the case of any Supplemental Indenture or any Collateral Mortgage Bonds, in each case with the consent of the Required Lenders and as provided by the Mortgage Indenture with the Administrative Agent exercising the rights of the holder of such Collateral Mortgage Bonds and acting at the direction of the Required Lenders; provided that no such agreement shall (i) increase any Revenue Bond Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or change the definition of “Applicable Margin” or “Commitment Fee Rate”, in each case without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revenue Bond Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) amend or waive any of the conditions set forth in Section 4.02(c), without the written consent of each Lender, or (vii) release all or any portion of the Collateral Mortgage Bonds or release all or substantially all of any other Collateral from the Liens of the Security Documents without the consent of each Lender, in each case except for any such release expressly permitted hereunder or under any Security Document; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or the Issuing Bank hereunder without the prior written consent of such Agent or Issuing Bank, as the case may be.  Notwithstanding the foregoing, any provision of this Agreement requiring the consent of a Lender unwilling to provide such consent may be amended by an agreement in writing entered into by the Borrower, the Required Lenders, the Issuing Bank and the Administrative Agent if (1) by the terms of such agreement the Aggregate Commitment of each such opposing Lender shall terminate upon the effectiveness of such amendment and (2) at the time such amendment becomes effective, each such opposing Lender receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under the Loan Documents.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including due diligence expenses and the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers) in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all out-of-pocket expenses and charges of each Arranger in connection with any evaluations of Collateral conducted by it; (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder; and (iv) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Administrative Agent, each Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Arranger or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Arranger or the Issuing Bank in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after delivery to the Borrower of a reasonably detailed statement therefor.

SECTION 9.04.  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Arrangers, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revenue Bond Commitment and the Revenue Bond Loans owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender, each of the

Administrative Agent and the Issuing Bank must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (iii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender, or an assignment of the entire remaining amount of the assigning Lender’s Aggregate Commitment, the amount of the Revenue Bond Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an aggregate amount of not less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required (A) if an Event of Default shall have occurred and be continuing or (B) in connection with the initial syndication of the Aggregate Commitments and Loans.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York or Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Aggregate Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such

Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)           Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revenue Bond Commitment and the Revenue Bond Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(c) as though it were a Lender.

(f)           A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(d) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower, the Issuing Bank or the Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued by, such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 9.04(b) concerning assignments.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement or the option to pay to the Administrative Agent for the account of the Issuing Bank all or any part of such Granting Lender’s Applicable Percentage of any LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower that such Granting Lender would otherwise be obligated to pay to the Administrative Agent for the account of the Issuing Bank pursuant to this Agreement, as the case may be; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan or to pay such Granting Lender’s Applicable Percentage of any LC Disbursement reimbursement obligation and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan or to pay all or any part of such Granting Lender’s Applicable Percentage of any LC Disbursement reimbursement obligation, the Granting Lender shall be obligated to make such Loan or to pay its Applicable Percentage of any LC Disbursement reimbursement obligation, as the case may be, pursuant to the terms hereof.  The making of a Loan by an SPC or the payment by such SPC of such Granting Lender’s Applicable Percentage of any LC Disbursement reimbursement obligation hereunder shall utilize the Revenue Bond Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender or such LC Disbursement reimbursement obligation were paid by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC in connection with its activities as an SPC hereunder any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary in this Section 9.04, any SPC may (A) with notice to, but without the prior written consent of, the Borrower, the Issuing Bank and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans or LC Disbursement reimbursement obligations to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans or payment of LC Disbursement reimbursement obligations and (ii) disclose on a confidential basis consistent with the provisions of Section 9.12 any non-public information relating to its Loans or LC Disbursement reimbursement obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  The provisions of this Section relating any SPC may not be amended without the written consent of such SPC.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as any Revenue Bond Commitment has not expired or terminated.  The provisions of Sections 2.11, 2.12, 2.13 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Arrangers and the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, auditors, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or LC Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or LC Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  Patriot Act Notice.  Each Lender and each Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TUCSON ELECTRIC POWER COMPANY
By:	/s/ Kevin P. Larson
Name: Kevin P. Larson Title: Senior Vice President, CFO, Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as the Issuing Bank and as a Lender
By:	/s/ Nancy R. Barwig
Name: Nancy R. Barwig Title: Vice President

UNION BANK OF CALIFORNIA, N.A., as Syndication Agent and as a Lender
By:	/s/ Jeffrey P. Fesenmaier
Name: Jeffrey P. Fesenmaier Title: Vice President

ABN AMRO BANK N.V., as Co-Documentation Agent and as a Lender
By:	/s/ R. Scott Donaldson
Name: R. Scott Donaldson Title: Director

By:	/s/ Todd Vaubel
Name: Todd Vaubel Title: Vice President

SUNTRUST BANK, as Co-Documentation Agent and as a Lender
By:	/s/ Andrew Johnson
Name: Andrew Johnson Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender
By:	/s/ Clyde Gossert
Name: Clyde Gossert Title: Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender
By:	/s/ Hans J. Scholz
Name: Hans J. Scholz Title: Vice President

By:	/s/ Eli Davis
Name: Eli Davis Title: Assistant Treasurer

COMPASS BANK, an Alabama banking corporation, as a Lender
By:	/s/ Mark K. Smith
Name: Mark K. Smith Title: Senior Vice President